Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
 Nordic American Tankers Limited:
We consent to the use of our reports dated May 1, 2017, with respect to the consolidated balance sheets of Nordic American Tankers Limited (the Company) and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive (loss) income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the method of accounting for debt issuance costs.

Our report dated May 1, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states Nordic American Tankers Limited lacked effective controls to ensure the proper application of ASU 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern.

/s/ KPMG AS
Oslo, Norway
 June 22, 2017